Exhibit 8.1

One Shell Plaza 910 Louisiana Houston, Texas 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

April 6, 2017
Delek Holdco, Inc.
7102 Commerce Way
Brentwood, Tennessee 37207

Ladies and Gentlemen:
We have acted as counsel to Delek Holdco, Inc., a Delaware corporation (“HoldCo”) and wholly owned subsidiary of Delek US Holdings, Inc., a Delaware corporation (“Delek”), in connection with the preparation of the Registration Statement on Form S‑4 filed February 28, 2017, Registration No. 333-216298 (the “Registration Statement”), as amended and supplemented through the date hereof, with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to (i) the merger of Dione Mergeco, Inc., a Delaware corporation and wholly owned subsidiary of HoldCo (“Delek Merger Sub”), with and into Delek, with Delek surviving as a wholly owned subsidiary of HoldCo, and (ii) the merger of Astro Mergeco, Inc., a Delaware corporation and wholly owned subsidiary of HoldCo (“Alon Merger Sub”), with and into Alon USA Energy, Inc., a Delaware corporation (“Alon”), with Alon surviving, in each case pursuant to the Agreement and Plan of Merger dated January 2, 2017 (the “Merger Agreement”), by and among Delek, HoldCo, Delek Merger Sub, Alon Merger Sub, and Alon.
At your request, this opinion of counsel is being furnished to you for filing as Exhibit 8.1 to the Registration Statement. In arriving at the opinion expressed below, we have examined and relied upon the Merger Agreement, the joint proxy statement/prospectus (the “Proxy Statement/Prospectus”), which is included in and incorporated by reference into the Registration Statement, representations of officers and other representatives of Delek, HoldCo, Delek Merger Sub, Alon Merger Sub, and Alon, and such other records and documents as in our judgment are necessary or appropriate to enable us to provide this opinion. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.
Subject to the limitations, qualifications, and assumptions set forth herein and in the Proxy Statement/Prospectus, we hereby confirm the opinion of Baker Botts L.L.P. that is attributed to us in the discussion of the United States federal income tax consequences appearing under the heading “Material U.S. Federal Income Tax Consequences of the Mergers” in the Proxy Statement/Prospectus.
Our opinion is based and conditioned upon the initial and continuing accuracy of the statements, representations, and assumptions set forth in the Merger Agreement, the Proxy Statement/Prospectus, representations of officers and other representatives of Delek, HoldCo, Delek Merger Sub, Alon Merger Sub, and Alon, and the other records and documents referred to above. This opinion is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein.
Our opinion is based on our interpretation of the Internal Revenue Code, applicable Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date hereof. There can be

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no assurance that future legislative, judicial, or administrative changes or interpretations will not adversely affect the accuracy of the conclusions set forth herein. Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of any change in fact, circumstances, or law that may alter, affect, or modify our opinion. In addition, our opinion is based on the assumption that the matters will be properly presented to the applicable court. Furthermore, our opinion is not binding on the Internal Revenue Service or a court. There can be no assurance that the Internal Revenue Service will not take contrary positions or that a court would agree with our opinion if litigated.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Proxy Statement/Prospectus. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under section 7 of the Act or the rules and regulations of the Commission issued thereunder.
Sincerely,
/s/ Baker Botts L.L.P.
Baker Botts L.L.P.